Exhibit 99.3

STATEMENT OF AMENDMENTS TO

THE 1999 STOCK PURCHASE AND OPTION PLAN

1. Paragraph 6(d) of the 1999 Plan is amended to read in its entirety as follows:

(d) Deferrals of Grant payouts may be provided for in the Grant Agreements to the extent permitted by law (including compliance with Code Section 409A).

2. Paragraph 6 of the 1999 Plan is amended to add a new subparagraph (k) that reads in its entirety as follows:

(k) If any payments or benefits that the Company would otherwise be required to provide under this Plan cannot be provided in the manner contemplated herein or under the applicable plan without subjecting Participant to income tax under Code Section 409A, the Company shall provide such intended payments or benefits to Participant in an alternative manner that conveys an equivalent economic benefit to Participant (without materially increasing the aggregate cost to the Company).

3. Paragraph 8 of the 1999 Plan is amended to read in its entirety as follows:

In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, change in control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence which affects the equity securities of the Company or the value thereof, the Committee shall (i) adjust the number and kind of shares subject to the Plan and available for or covered by Grants, (ii) adjust the share prices related to outstanding Grants, and/or (iii) take such other action (including, without limitation providing for the payment of a cash amount to holders of outstanding Grants), in each case as it deems reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the Plan and any outstanding Grants. Any such adjustment made or action taken by the Committee in accordance with the preceding sentence shall be final and binding upon Participants and upon the Company.

4. Paragraph 9 of the 1999 Plan is amended by adding the following new sentence to the end thereof:

Notwithstanding the foregoing, the Committee shall not have discretion to cancel a Stock Option or Stock-Based Grant to which Section 409A applies.